Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 30, 2014	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2014

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2014.

Gaming revenues of $41,349,000 were down 5.5% compared to the third quarter of 2013.  The revenue decline was primarily attributable to increased competition in the region.

Other operating revenues of $6,639,000 were up 4.8% compared to the third quarter of 2013.  The improvement was from increased cash rooms revenue and food and beverage revenue.  Occupancy levels in the Dover Downs Hotel were more than 91% for the third quarter of 2014.

Gaming expenses were lower from the lower gaming revenue and from the state sharing in a portion of slot machine vendor costs beginning July 1, 2014.

General and administrative costs were $1,468,000 for the third quarter compared to $1,354,000 last year.

Interest expense decreased to $412,000 during the quarter primarily from lower average outstanding borrowings.

Net earnings were $699,000, or $.02 per diluted share compared with $223,000 or $.01 per diluted share for the third quarter of 2013.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “While the legislation that was passed on June 30 has been helpful, we have operated at a loss for the first nine months of the year.  We’re continuing our discussions with the state with the goal of arriving at a new formula for the distribution of gaming revenues.  Just as changes to the formula have been made over the years to steadily increase the state’s share, change is again needed to allow the gaming industry to earn a fair rate of return on their investments taking into account the increased gaming supply in the region.  The “Delaware Lottery & Gaming Study Commission” has reconvened and will be meeting through the end of the year with commission recommendations to the Governor and the legislature due by January 15.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Gaming (1)	$41,349	$43,736	$120,415	$132,216
Other operating (2)	6,639	6,337	19,256	18,423
	47,988	50,073	139,671	150,639
Expenses:
Gaming	38,260	41,105	113,626	123,530
Other operating	4,638	4,407	13,691	13,039
General and administrative	1,468	1,354	4,284	4,310
Depreciation	2,196	2,378	6,764	7,411
	46,562	49,244	138,365	148,290

Operating earnings	1,426	829	1,306	2,349

Interest expense	(412)	(460)	(1,312)	(1,267)

Earnings (loss) before income taxes	1,014	369	(6)	1,082

Income tax expense	(315)	(146)	(184)	(651)

Net earnings (loss)	$699	$223	$(190)	$431

Net earnings (loss) per common share:
- Basic	$0.02	$0.01	$(0.01)	$0.01
- Diluted	$0.02	$0.01	$(0.01)	$0.01

Weighted average shares outstanding:
- Basic	31,962	31,849	31,961	31,848
- Diluted	31,962	31,849	31,961	31,848

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash	$11,075	$12,950
Accounts receivable	3,500	4,248
Due from State of Delaware	8,568	8,225
Inventories	1,932	1,957
Prepaid expenses and other	3,398	2,432
Receivable from Dover Motorsports, Inc.	29	—
Income taxes receivable	—	138
Deferred income taxes	1,296	1,268
Total current assets	29,798	31,218

Property and equipment, net	154,469	160,570
Other assets	883	932
Total assets	$185,150	$192,720

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,087	$4,480
Purses due horsemen	8,607	7,978
Accrued liabilities	10,552	10,513
Payable to Dover Motorsports, Inc.	—	4
Income taxes payable	322	—
Deferred revenue	450	463
Revolving line of credit	40,500	47,040
Total current liabilities	63,518	70,478

Liability for pension benefits	3,013	3,353
Deferred income taxes	2,304	2,725
Total liabilities	68,835	76,556

Stockholders’ equity:
Common stock	1,788	1,774
Class A common stock	1,487	1,487
Additional paid-in capital	4,986	4,663
Retained earnings	109,145	109,335
Accumulated other comprehensive loss	(1,091)	(1,095)
Total stockholders’ equity	116,315	116,164
Total liabilities and stockholders’ equity	$185,150	$192,720

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013

Operating activities:
Net (loss) earnings	$(190)	$431
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	6,764	7,411
Amortization of credit facility origination fees	106	140
Stock-based compensation	441	525
Deferred income taxes	(435)	(333)
Gain from insurance settlement	—	(22)
Changes in assets and liabilities:
Accounts receivable	748	405
Due from State of Delaware	(343)	407
Inventories	25	(112)
Prepaid expenses and other	(934)	(799)
Receivable from/payable to Dover Motorsports, Inc.	(33)	(12)
Accounts payable	(1,393)	(424)
Purses due horsemen	629	(523)
Accrued liabilities	39	(503)
Income taxes payable/receivable	443	262
Deferred revenue	(13)	(9)
Liability for pension benefits	(335)	(20)
Net cash provided by operating activities	5,519	6,824

Investing activities:
Capital expenditures	(640)	(1,283)
Insurance settlement proceeds	—	74
Purchase of available-for-sale securities	(28)	(27)
Proceeds from sale of available-for-sale securities	26	25
Net cash used in investing activities	(642)	(1,211)

Financing activities:
Borrowings from revolving line of credit	81,470	56,140
Repayments of revolving line of credit	(88,010)	(62,140)
Repurchase of common stock	(104)	(144)
Credit facility fees	(108)	(70)
Net cash used in financing activities	(6,752)	(6,214)

Net decrease in cash	(1,875)	(601)
Cash, beginning of period	12,950	14,993
Cash, end of period	$11,075	$14,392